Exhibit 2.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this "Agreement"), dated as of November __, 2023, is entered into between certain shareholders of U.S. NeuroSurgical, Inc., a Delaware corporation ("USN") as listed on Schedule 1 hereto (the "Shareholders") and U.S. Neurosurgical Holdings, Inc. ("USNU").  The Shareholders and USNU are sometimes referred to herein as the "Parties."  Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

WHEREAS, USNU and the Shareholders have agreed to a share-for-share exchange  pursuant to which (i) all of the shares of capital stock of the USN owned by the Shareholders, constituting 300 shares of no par value Common Stock (the "USN Shares"), would be exchanged for (ii) 1,392,739  shares of newly issued Common Stock, par value $0.01per share, of USNU (the "USNU Shares").  The USNU Shares issuable to the Shareholders (the "New USNU Shares") will represent fifteen percent (15%) of the total issued and outstanding shares of common stock of USNU as of and immediately after the issuance of the New USNU Shares; and

WHEREAS, the Shareholders and the Board of Directors of USNU have independently determined that it is in the best interests of all of the Parties to execute and effectuate this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Exchange of USN Shares for New USNU Shares. At the Closing, each of the Shareholders shall sell, transfer, convey, assign and deliver to USNU the USN Shares set forth on Schedule 1 hereto, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an "Encumbrance"), in exchange for the New USNU Shares, free and clear of all Encumbrances.

2.          Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated under this Agreement or such other date and time as the Parties may mutually determine (the "Closing Date") in the manner as the Parties may mutually agree upon.  The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. New York time on the Closing Date.

3.          Shareholder Deliverables. At the Closing, the Shareholders shall deliver to USNU the following:

(a)          Share certificates or other instruments evidencing the USN Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required share transfer tax stamps affixed thereto.

(b)          Such certificates and documents as USNU shall reasonably request relating to the Shareholders ownership of, and right to transfer, the USN Shares consistent with the terms of this Agreement.

4.          USNU Deliverables. At the Closing, USNU shall deliver the following to the Shareholders:

(a)          Share certificates evidencing the New USNU Shares, or evidence that such shares have been issued in the name of Shareholders, free and clear of all Encumbrances, or other appropriate evidence of the ownership of the New USNU Shares.

(b)          Such certificates and documents as the Shareholders shall reasonably request relating to USNU right to issue the New USNU Shares consistent with the terms of this Agreement.

5.          Investment Intent.

(a)          The Shareholders acknowledge and agree that they are acquiring the New USNU Shares for investment purposes and will not offer, sell or otherwise transfer, pledge or hypothecate any of the New USNU Shares issued to them (other than pursuant to an effective Registration Statement under the Securities Act of 1933, as amended (the "Securities Act") directly or indirectly unless the New USNU Shares are sold in a transaction that does not require registration under the Securities Act, or any applicable United States state laws and regulations governing the offer and sale of securities, and the selling Shareholder has furnished to USNU an opinion of counsel to that effect or such other written opinion as may be reasonably required by USNU.

(b)          The Shareholders acknowledge and agree that the certificates representing the New USNU Shares shall bear a restrictive legend, substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS STOCK CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR APPLICABLE STATE SECURITIES LAWS, AND SHALL NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED, OR OTHERWISE TRANSFERRED (WHETHER OR NOT FOR CONSIDERATION) BY THE HOLDER EXCEPT UPON THE ISSUANCE TO THE COMPANY OF A FAVORABLE OPINION OF ITS COUNSEL OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO COUNSEL FOR THE COMPANY, TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.”

(c)          The Shareholders acknowledge and agree that:

(i)          USNU will refuse to register any transfer of the New USNU Shares not made pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act and in accordance with applicable state and provincial securities laws, and

(ii)          USNU may make a notation on its records and/or give instructions to its registrar and transfer agent in order to implement the restrictions on transfer set forth and described herein.

6.          Miscellaneous.

(a)          Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

(b)          Notices.  All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this subparagraph:

If to the Shareholders:	Dr. Prasad Jeereddi 840 Towne Center Drive Pomona CA 91767 Email: jprasad@earthlink.net

Chenjie Bao Reeher 4902 Corkwood Lane Irving CA 92612 Email: baobao@pssphysians.com

If to USNU:	U.S. NeuroSurgical Holdings, Inc. 2400 Research Blvd, Suite 325 Rockville, Maryland 20850 Attention: Chief Executive Officer Email: agold@ghsusn.com

(c)          Governing Law; Submission to Jurisdiction. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule.

(d)          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHAREHOLDERS

/s/ Prasad Jeereddi PRASAD JEEREDDI

/s/ Chenjie Bao Reeher CHENJIE BAO REEHER

U.S. NEUROSURGICAL HOLDINGS, INC.
By: /s/ Alan Gold
Alan Gold Chief Executive Officer